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Exhibit 99.3

[PHOENIX TECHNOLOGIES LOGO]	news release
Contacts: Phoenix Technologies Ltd. John M. Greeley, Sr. VP & CFO 408-570-1000 Investor_Relations@phoenix.com	Sapphire Investor Relations, LLC Erica Mannion 408-570-1319 Investor_Relations@phoenix.com

Phoenix Technologies Financial Results Exceed Expectations

        SAN JOSE, CA: January 16, 2002—Phoenix Technologies Ltd. (NASDAQ—PTEC), a global leader in device-enabling management software products for user-driven connected digital devices, today reported, for the first quarter ended December 31st, 2001, revenues of $29.6 million, an operating loss of $6.5 million and a net loss of $4.2 million, or $0.17 per share. Excluding restructuring related charges of $6.0 million and its tax effect, first quarter 2002 adjusted net income is $0.4 million, or $0.02 per share.

        "Given the very challenging environment we operate in, we are pleased to deliver a quarter with good sequential revenue growth. We achieved or exceeded all of our stated financial and operational objectives for the quarter," said Albert E. Sisto, Chairman, CEO and President. "We are especially pleased with the new design wins in the Asia Pacific region which contributed to our overall sequential revenue growth of 17% and lay the foundation for additional revenue growth. With our recent re-organization, Phoenix is able to accelerate its transition to a product centric software company while maintaining its innovative edge. Phoenix will continue to deliver leading solutions that are highly valued by its customers."

        "Phoenix's improved operational efficiency and continued financial discipline also contributed significantly to our performance this quarter", said Mr. Sisto. "The Company's financial position remains strong with substantial working capital and in excess of $61.0 million of cash and short-term investments as of December 31st, 2001.

        Phoenix Technologies will hold its scheduled first quarter earnings call on January 16, 2002 at 1:30 p.m. Pacific Standard Time. Those wishing to participate can logon to the investor relations section of our website at www.phoenix.com or listen to the replay by dialing 719-457-0820 and entering pass code 656768.

About Phoenix

        Phoenix is the global leader in device-enabling and management software products for PCs and other user-driven connected digital devices. Its FirstWare ™ family of "instant on" software activates, secures, connects and recovers digital devices and is designed into millions of industry standard desktop, notebook, server, and information appliance systems sold annually. This enables Phoenix's customers—specifiers, developers and manufacturers of user-driver microprocessor systems—to reduce costs and provide high value-added features to their customers. Headquartered in San Jose, California, Phoenix Technologies has offices worldwide.

        For more information about Phoenix Technologies, visit our website at http://www.phoenix.com/

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. Factors that could cause actual results to differ materially from those in the forward-looking statements include but are not limited to significant increases or decreases in demand for Phoenix products, increased competition, lower prices and margins, instability and currency fluctuations in international markets, timing and recognition of revenues, and failure to recruit and retain key employees. These factors are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 5, 2001.

        Phoenix and Phoenix Technologies are registered trademarks of Phoenix Technologies Ltd. Other product names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Phoenix Technologies Ltd
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,
	2001	2000
Revenues:
License fees	$26,040	$33,877
Services	3,562	4,898

Total revenues	29,602	38,775

Cost of revenues:
License fees	1,436	417
Services	1,910	3,633
Amortization of purchased technology	960	314
Restructuring related write-off of capitalized software	847	—

Total cost of revenues	5,153	4,364

Gross Margin	24,449	34,411
Operating expenses:
Research and development	9,065	10,934
Sales and marketing	9,406	9,763
General and administrative	5,982	5,490
Amortization	1,129	555
Stock-based compensation	225	444
Restructuring cost	5,142	—

Total operating expenses	30,949	27,186

Income (loss) from operations	(6,500)	7,225
Interest and other income, net	425	590
Minority interest	1,306	108

Income (loss) before income taxes	(4,769)	7,923
Income tax expense (benefit)	(545)	2,412

Net Income (loss)	$(4,224)	$5,511

Earnings per share:
Basic	$(0.17)	$0.22
Diluted	$(0.17)	$0.21
Shares used in earnings per share calculation:
Basic	25,208	25,096
Diluted	25,208	26,636

Phoenix Technologies Ltd
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2001	September 30, 2001
	(unaudited)	(audited)
Assets
Current Assets:
Cash and short-term investments	$61,426	$65,034
Accounts receivable, net	27,815	21,527
Other current assets	16,490	17,381

Total current assets	105,731	103,942
Property and equipment, net	9,474	10,793
Computer software costs, net	15,915	17,602
Goodwill and intangible assets, net	15,660	17,104
Other assets	12,206	11,170

Total Assets	$158,986	$160,611

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$3,243	$2,949
Accrued compensation and related liabilities	12,833	9,918
Deferred revenue	8,365	5,088
Other accrued liabilities	5,758	6,180
Income taxes payable	1,204	3,201

Total current liabilities	31,403	27,336
Long-term obligations	609	638

Total Liabilities	32,012	27,974

Minority Interest	12,053	12,941

Stockholders' equity:
Preferred stock, $.10 par value, 500 shares authorized, none issued	—	—
Common stock, $.001 par value, 60,000 shares authorized, 30,218 and 30,114 shares issued, 25,234 and 25,239 shares outstanding at December 31 and September 30, 2001	30	30
Additional paid-in capital	166,079	165,396
Retained earnings	31,664	35,888
Accumulated translation adjustment	(2,106)	(1,878)
Less: Cost of treasury stock (4,984 and 4,875 shares at December 31 and September 30, 2001)	(80,746)	(79,740)

Total stockholders' equity	114,921	119,696

Total Liabilities and Stockholders' Equity	$158,986	$160,611

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Phoenix Technologies Ltd Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)
Phoenix Technologies Ltd Condensed Consolidated Balance Sheets (in thousands, except per share amounts)